Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER PARTNERS REPORTS
QUARTERLY RESULTS FOR THE PERIOD ENDED JUNE 30th
Dallas — August 11, 2008 — Energy Transfer Partners, L.P. (NYSE:ETP) today reported EBITDA, as adjusted, and net income for the second quarter ended June 30, 2008. EBITDA, as adjusted, for the three months ended June 30, 2008 totaled $292.0 million, an increase of $47.3 million over the three months ended May 31, 2007. Net income for the three months ended June 30, 2008 totaled $165.7 million, an increase of $8.2 million over the three months ended May 31, 2007.
For the six months ended June 30, 2008, EBITDA, as adjusted, totaled $732.4 million, an increase of $82.5 million over the six months ended May 31, 2007. Net income for the six months ended June 30, 2008 totaled $494.0 million, an increase of $25.4 million over the six months ended May 31, 2007.
“We are extremely pleased with second quarter results as each of our operating segments met or exceeded our expectations,” said Martin Salinas, Energy Transfer Partners’ Chief Financial Officer. “Our core intrastate assets continue to generate strong earnings due principally to increasing demand for transportation capacity on our extensive network of pipelines out of the Barnett Shale and Bossier Sands. As we turn our attention to the remainder of the year, we will continue to bring into service many of the announced natural gas pipeline projects which we expect will provide increased earnings and cash flow during the remainder of 2008 and into 2009,” added Mr. Salinas.
ETP also announced that it has filed its quarterly report on Form 10-Q for the period ended June 30, 2008 with the Securities and Exchange Commission. ETP has posted a copy of this Form 10-Q on its website at www.energytransfer.com.
The Partnership has scheduled a conference call for 10:00 a.m. Central Time, Tuesday, August 12, 2008 to discuss the second quarter results. The dial-in number is 1-888-428-4479, participant code: Energy Transfer. The call will be available for replay on the Partnership’s website for a limited time.
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EBITDA, as adjusted, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of the Partnership’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow. A table reconciling EBITDA, as adjusted, with appropriate GAAP financial measures is included in the summarized financial information included in this release.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,450 miles of intrastate pipeline in service, with approximately 350 miles of intrastate pipeline under construction. In addition, ETP owns 2,400 miles of interstate pipeline in service, with approximately 250 miles of interstate pipeline under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Contacts:
Investor Relations
Energy Transfer
Brent Ratliff
214-981-0700
Media Relations:
Vicki Granado
Gittins & Granado
214-504-2260 (office)
214-498-9272 (cell)

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,546	$56,467
Marketable securities	16,831	3,002
Accounts receivable, net of allowance for doubtful accounts	1,047,478	822,027
Accounts receivable from related companies	19,529	24,438
Inventories	179,235	361,954
Exchanges receivable	66,825	37,321
Deposits paid to vendors	60,383	42,273
Prepaid expenses and other current assets	72,462	62,477

Total current assets	1,521,289	1,409,959

PROPERTY, PLANT AND EQUIPMENT, net	7,457,490	6,433,788
ADVANCES TO AND INVESTMENT IN AFFILIATES	1,281	86,167
GOODWILL	746,377	728,109
INTANGIBLES AND OTHER LONG-TERM ASSETS, net	369,276	350,138

Total assets	$10,095,713	$9,008,161

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

	June 30,	December 31,
	2008	2007
LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$1,006,824	$672,388
Accounts payable to related companies	26,052	48,483
Exchanges payable	68,863	40,382
Customer advances and deposits	83,112	75,831
Accrued and other current liabilities	176,653	180,465
Accrued capital expenditures	173,776	87,622
Interest payable	77,006	63,254
Current maturities of long-term debt	43,712	47,036

Total current liabilities	1,655,998	1,215,461

LONG-TERM DEBT, less current maturities	4,870,077	4,297,264
DEFERRED INCOME TAXES	105,845	102,762
OTHER LONG-TERM LIABILITIES	15,282	13,483

COMMITMENTS AND CONTINGENCIES

Total liabilities	6,647,202	5,628,970

PARTNERS’ CAPITAL:
General Partner	145,780	160,193
Limited Partners:
Common Unitholders (142,830,540 and 142,069,957 units authorized, issued and outstanding at June 30, 2008 and December 31, 2007, respectively)	3,293,585	3,192,092
Class E Unitholders (8,853,832 units authorized, issued and outstanding - held by subsidiary and reported as treasury units)	—	—

	3,439,365	3,352,285

Accumulated other comprehensive income	9,146	26,906

Total partners’ capital	3,448,511	3,379,191

Total liabilities and partners’ capital	$10,095,713	$9,008,161

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit and unit data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	May 31,	June 30,	May 31,
	2008	2007	2008	2007
REVENUES:
Natural gas operations	$2,375,637	$1,406,598	$4,383,484	$2,899,436
Retail propane	249,449	252,584	847,587	751,836
Other	28,390	55,604	61,776	125,994

Total revenues	2,653,476	1,714,786	5,292,847	3,777,266

COSTS AND EXPENSES:
Cost of products sold — natural gas operations	1,952,569	1,095,040	3,529,837	2,233,749
Cost of products sold — retail propane	163,962	158,167	556,517	462,801
Cost of products sold — other	7,541	34,180	17,436	76,653
Operating expenses	197,143	148,903	376,113	282,712
Depreciation and amortization	62,421	47,402	121,249	92,762
Selling, general and administrative	44,011	39,786	92,380	78,919

Total costs and expenses	2,427,647	1,523,478	4,693,532	3,227,596

OPERATING INCOME	225,829	191,308	599,315	549,670

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(68,416)	(46,149)	(123,965)	(86,921)
Equity in earnings (losses) of affiliates	(169)	839	(95)	325
Gain (loss) on disposal of assets	515	(2,500)	(936)	(5,729)
Other income, net	17,957	17,751	35,594	19,174

INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS	175,716	161,249	509,913	476,519
Income tax expense	10,042	3,560	15,904	6,860

INCOME BEFORE MINORITY INTERESTS	165,674	157,689	494,009	469,659
Minority interests	—	(223)	—	(1,079)

NET INCOME	165,674	157,466	494,009	468,580

GENERAL PARTNER’S INTEREST IN NET INCOME	78,983	59,962	153,347	120,529

LIMITED PARTNERS’ INTEREST IN NET INCOME	$86,691	$97,504	$340,662	$348,051

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.61	$0.71	$2.13	$2.10

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	142,827,051	136,978,390	142,794,658	136,977,771

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.60	$0.71	$2.12	$2.09

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	143,353,304	137,368,358	143,323,778	137,359,170

The Partnership previously announced a change in its year end from August 31 to December 31. The unaudited consolidated financial statements contained in this press release cover the three and six-month periods ended June 30, 2008 and the three and six-month periods ended May 31, 2007 (the six-month period of the previous fiscal year most nearly comparable to the six-month period ended June 30, 2008). The Partnership did not recast the financial data for the prior fiscal periods because the financial reporting processes in place at that time included certain procedures that were completed only on a fiscal quarterly basis. The Partnership believes the information, data and indicated trends for the three and six-month periods ended May 31, 2007 is comparable to what would have been reported for the three and six-month periods ended June 30, 2007 if we had recast the prior period information.  Such comparability is impacted primarily by weather, fluctuations in commodity prices, volumes of natural gas sold and transported, our hedging strategies and the use of financial instruments, trading activities, basis differences between market hubs and interest rates.

	Three Months Ended		Six Months Ended
	June 30,	May 31,	June 30,	May 31,
SUPPLEMENTAL INFORMATION:	2008	2007	2008	2007
(unaudited)
Net income reconciliation:
Net income	$165,674	$157,466	$494,009	$468,580
Depreciation and amortization	62,421	47,402	121,249	92,762
Interest expense	68,416	46,149	123,965	86,921
Income tax expense	10,042	3,560	15,904	6,860
Non-cash compensation expense	3,874	5,324	11,960	8,231
Interest income and other, net	(17,957)	(17,751)	(35,594)	(19,174)
(Gain) loss on disposal of assets	(515)	2,500	936	5,729

EBITDA, as adjusted (a)	$291,955	$244,650	$732,429	$649,909

	Three Months Ended		Six Months Ended
	June 30,	May 31,	June 30,	May 31,
	2008	2007	2008	2007
VOLUMES:
Midstream
Natural gas MMBtu/d — sold	1,518,209	1,042,641	1,377,495	932,368
NGLs bbls/d — sold	28,097	21,586	29,590	18,757
Transportation and storage
Natural gas MMBtu/d — transported	10,355,466	6,752,447	9,938,323	6,805,881
Natural gas MMBtu/d — sold	1,582,022	1,204,609	1,639,467	1,427,467
Interstate transportation
Natural gas MMBtu/d — transported	1,768,406	1,802,486	1,693,882	1,765,677
Retail propane gallons sold (inthousands)	97,309	127,612	331,723	381,326
(a) The Partnership has disclosed in this press release EBITDA, as adjusted, which is a non-GAAP financial measure. Management believes EBITDA, as adjusted, provides useful information to investors as a measure of comparison with peer companies, including companies that may have different financing and capital structures. The presentation of EBITDA, as adjusted, also allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
The Partnership defines EBITDA, as adjusted, as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees and other expenses. Non-cash compensation expense represents charges for the value of the grants awarded under the Partnership’s compensation plans over the vesting terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from disposal of assets is not included when determining EBITDA, as adjusted.
EBITDA, as adjusted, is used by management to determine our operating performance and, along with other data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.